Exhibit 10.24

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of ____________, 2026.

BETWEEN:

LIBERTY DEFENSE HOLDINGS, LTD, a company existing under the laws of British Columbia and having its registered office at 187 Ballardvale Street, Suite 110, Wilmington, Massachusetts 01887;

(the “Company”)

AND:

[name], an individual having an address at [Address];

(the “Indemnified Party”)

WHEREAS:

(A)	The Company desires to attract and retain the services of highly qualified individuals to serve as officers and/or directors of the Company, and to indemnify its officers and directors to provide them with the maximum protection permitted by law.

(B)	The Indemnified Party has consented to act as a director and/or officer and in a capacity similar to a director or officer of the Company and certain Affiliates at the request of the Company.

NOW THEREFORE, IN CONSIDERATION OF the foregoing and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties agree as follows:

Section 1	Definitions

In this Agreement:

“Affiliate” means any corporation, partnership, trust, joint venture or other unincorporated entity (i) in the case of a corporation, which is an affiliate (as defined in the Business Corporations Act) of the Company, or (ii) in which the Indemnified Party is a director or an officer at the request of the Company.

Being a “director” or an “officer” of an Affiliate includes holding an equivalent position to a director or an officer of an Affiliate that is not a corporation.

“Business Corporations Act” means the Business Corporations Act (British Columbia) and its regulations.

“Business Day” means a day excluding Saturday, Sunday and any other day which is a statutory holiday in the jurisdiction of the person to whom a notice or other communication is mailed or delivered.

“Court” means the Supreme Court of British Columbia.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“Indemnitees” means the Indemnified Party and his or her heirs and personal or other legal representatives.

“proceeding” includes any legal proceeding (including a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding) or investigative action, whether current, threatened, pending or completed.

“Postal Interruption” means a cessation of normal public postal service in Canada or the United States of America or in any part of Canada or the United States of America affecting the Company or the Indemnitees that is or may reasonably be expected to be of more than forty-eight (48) hours duration.

Section 2	Agreement to Serve

The Indemnified Party agrees to become and serve as or continue to be and serve as, as the case may be, a director and/or an officer of the Company and, if requested by the Company and provided it is agreeable to the Indemnified Party, the Indemnified Party also agrees to become and serve as a director and/or an officer of any Affiliate designated by the Company.

Section 3	Indemnification

(1)	Except as otherwise provided herein, the Company and any Affiliate, as applicable, agree to indemnify and save harmless the Indemnitees to the fullest extent authorized by the Business Corporations Act against all judgments, penalties and fines awarded or imposed in, and all amounts paid in settlement (“Settlement Amounts”) of, any proceeding in which any of the Indemnitees:

(a)	are or may be joined as a party, or

(b)	are or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, such proceeding,

by reason of the Indemnified Party being or having been a director or an officer of the Company or an Affiliate, and all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in this Section 3(1), provided that:

(c)	in relation to the subject matter of the proceeding the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company or the Affiliate, as applicable; and

(d)	in the case of a proceeding other than a civil proceeding, the Indemnified Party had reasonable grounds for believing that their conduct in respect of which the proceeding was brought was lawful.

(2)	To the extent permitted by the Business Corporations Act, at the request of the Indemnitees, the Company agrees to pay all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in Section 3(1) as they are incurred in advance of the final disposition of that proceeding, on receipt of the following:

(a)	a written undertaking by the Indemnitees to repay such amount(s) advanced if it is ultimately determined by the Court or another tribunal of competent jurisdiction that the Company is prohibited under the Business Corporations Act from paying such expenses; and

(b)	satisfactory evidence as to the amount of such expenses.

(3)	The written certification of any of the Indemnitees, together with a copy of a receipt, or a statement indicating the amount paid or to be paid by the Indemnitees, will constitute satisfactory evidence of any expenses for the purposes of Section 3(2).

(4)	Notwithstanding any other provision herein to the contrary, the Company will not be obligated under this Agreement to indemnify the Indemnitees:

(a)	in respect of matters with respect to which the Indemnified Party must not be indemnified under the Business Corporations Act, or in respect of liability that the Indemnified Party may not be relieved from under the Business Corporations Act or otherwise at law, unless in any of those cases the Court has made an order authorizing the indemnification;

(b)	with respect to any proceeding initiated or brought voluntarily by the Indemnified Party or in which he is joined as a plaintiff without the written agreement of the Company, except for any proceeding brought to establish or enforce a right to indemnification under this Agreement; or

(c)	for any expenses, fines, penalties, judgements or Settlement Amounts which have been paid to, or on behalf of, the Indemnitees under any applicable policy of insurance or any other arrangements maintained or made available by the Company or any Affiliate for the benefit of its respective director or officers and, for greater certainty, the indemnity provided hereunder will only apply with respect to any expenses, fines, penalties, judgements or Settlement Amounts which the Indemnitees may suffer or incur which would not otherwise be paid or satisfied under such insurance or other arrangements maintained or made available by the Company or such Affiliate.

(5)	If, as a result of any payment by the Company pursuant to this Agreement, an Indemnitee is required to pay any taxes imposed, levied, collected, assessed or withheld by any taxing jurisdiction or if a governmental authority asserts the imposition of such taxes, then the Company will, upon demand by the Indemnitee, indemnify the Indemnitee for the imposition or payment of any such taxes, whether or not such taxes are correctly or legally asserted, and for any taxes on such indemnity payments. To the extent that the Indemnitee becomes responsible for the preparation or filing of any report or return to any government or any agency or division of any government, whether federal, provincial, state, regional or municipal, in connection with any payments by the Company to the Indemnitee hereunder, the Company will: (a) supply all necessary information relating to such payments for such preparation and filing; and (b) be responsible for paying that portion of the charges, costs and expenses, including those of accountants, appraisers, lawyers and other consultants, of such filing related to any such payment by the Company to the Indemnitee hereunder.

Section 4	Denial of Indemnification

If a claim for indemnification under this Agreement is not paid in full by the Company within thirty (30) days after a written claim therefor has been received by it and the applicable approval of the Court has been obtained where required, whichever is later, the Indemnitees may any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if wholly successful on the merits or otherwise or substantially successful on the merits, the Indemnitees will also be entitled to be paid all expenses of prosecuting such claim including but not limited to legal fees as between solicitor and own client on a full indemnity basis. It will be a defence to any such action that the Indemnified Party has not met the standards of conduct which make it permissible under this Agreement or applicable law for the Company to indemnify the Indemnitees for the amount claimed, but the burden of proving such defence will be on the Company.

Section 5	Conduct of Defence

(1)	Promptly after receiving notice from any of the Indemnitees of any proceeding identified in Section 3(1), the Company may, and upon the written request of the Indemnitees will, promptly assume conduct of the defence thereof and, at the Company’s expense, retain counsel on behalf of the Indemnitees who is reasonably satisfactory to the Indemnitees, to represent the Indemnitees in respect of the proceeding. If the Company assumes conduct of the defence on behalf of the Indemnitees, the Indemnified Party hereby consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnified Party will fully cooperate in such defence including, without limitation, providing documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the proceeding.

(2)	In connection with any proceeding in respect of which the Indemnitees may be entitled to be indemnified hereunder, the Indemnitees will have the right to employ separate counsel of their choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the expense of the Indemnitees unless:

(a)	the Indemnitees reasonably determine that there are legal defences available to the Indemnitees that are different from or in addition to those available to the Company or any Affiliate, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(b)	the Company has not assumed the defence of the proceeding and employed counsel therefor reasonably satisfactory to the Indemnitees within a reasonable period of time after receiving notice thereof; or

(c)	employment of such other counsel has been authorized in writing by the Company;

in which event the reasonable fees and disbursements of such counsel will be paid by the Company, subject to the terms hereof. In any such proceeding, the Company will fully cooperate in the defence of the Indemnitees including, without limitation, providing documents and causing its representatives to attend examinations for discovery, make affidavits, meet with counsel and testify and divulge all information in the Company’s possession reasonably required to defend or prosecute the proceeding.

(3)	No admission of liability and no settlement of any proceeding by the Company in a manner adverse to the Indemnitees will be made without the consent of the Indemnitees, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnitees without the consent of the Company and the Company will not be liable for any settlement of any proceeding made without its consent, such consent not to be unreasonably withheld.

Section 6	Court Approval

In the event of any claim for indemnification or payment of expenses with respect to a proceeding brought against an Indemnitee by or on behalf of the Company or an Affiliate, provided that the Indemnified Party has fulfilled the conditions set forth in paragraphs (c) and (d) of Section 3(1) and provided further that the Indemnitee was wholly or substantially successful on the merits in the outcome of the proceeding, the Company will with reasonable efforts apply to the Court for an order approving the payment of expenses to the Indemnitees.

Section 7	No Presumptions as to Absence of Good Faith

Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that he did not have reasonable grounds for believing that his conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Company (including its board of directors, independent legal counsel or its shareholders) to have made a determination that indemnification of the Indemnified Party is proper in the circumstances because he has met the applicable standard of conduct, nor an actual determination by the Company (including its board of directors, independent legal counsel or its shareholders) that the Indemnified Party has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitees against the Company to recover the amount of any indemnification claim, nor create a presumption that the Indemnified Party has not met the applicable standard of conduct.

Section 8	Resignation

Nothing in this Agreement will prevent or restrict the Indemnified Party from, at any time, changing his title or position within the Company or any Affiliate or from resigning as a director or an officer of the Company or any Affiliate. The Company and any Affiliate will have no obligation under this Agreement to continue the Indemnified Party as a director or an officer.

Section 9	Death

For greater certainty, if the Indemnified Party is deceased and is or becomes entitled to indemnification under any of the provisions of this Agreement, the Company agrees to indemnify and hold harmless the Indemnified Party’s estate and the Indemnitees to the same extent as it would indemnify the Indemnified Party, if alive, hereunder.

Section 10	Other Rights and Remedies

The indemnification provided for in this Agreement will not derogate from, exclude or reduce any other rights or remedies, in law or in equity, to which the Indemnitees may be entitled by operation of law or under any statute, rule, regulation or ordinance or by virtue of any available insurance coverage, including, but not limited to, the following:

(1)	the Business Corporations Act;

(2)	the constating documents of the Company or an Affiliate; or

(3)	any vote of the shareholders or disinterested directors of the Company or an Affiliate,

both as to matters arising out of the capacity of the Indemnified Party as a director or an officer of the Company or an Affiliate or as to matters arising out of another capacity with the Company or an Affiliate, while being a director or an officer of the Company or an Affiliate, or as to matters arising by reason of his being or having been at the request of the Company, a director, officer or employee of any other legal entity of which the Company is or was an equity owner or creditor.

Section 11	Notice of Proceeding

The Indemnified Party agrees to give written notice to the Company within five days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any proceedings against the Indemnified Party as a party where the Indemnified Party may claim indemnification under this Agreement. If the Company receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated hereunder to give notice of to the Company, then the Indemnified Party will be relieved of his obligation hereunder to give notice to the Company, provided that the Company has not suffered any damage from the failure of the Indemnified Party to give notice as herein provided. The Company will give notice of such matter to the Indemnified Party as soon as reasonably practicable.

Section 12	Indemnified Party to Co-Operate

The Indemnified Party agrees to provide the Company with such information and co-operation as the Company may reasonably require from time to time in respect of all matters hereunder.

Section 13	Effective Date

This Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director or an officer of the Company or an Affiliate.

Section 14	Insolvency

It is the intention of the parties hereto that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Company and that in such event any amount owing to the Indemnitees hereunder will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.

Section 15	Survival

The obligations of the Company under this Agreement will not terminate or be released upon the Indemnified Party ceasing to be a director or an officer of the Company or any Affiliate at any time or times and will survive and remain in full force and effect until the later of (i) thirty (30) days following the expiration of the statute of limitations applicable to any and all possible proceedings and (ii) the final resolution (including all appeals) of any proceeding with respect to which the Indemnified Party has made a request or claim for advancement or indemnification (including the resolution (including all appeals) of any disputes under this Agreement between the Company and the Indemnified Party with respect thereto).

Section 16	Notice

(1)	Any notice or other communication required or permitted to be given hereunder will be in writing and will be either hand delivered, or will be sent by registered mail, all charges prepaid, to the address set out on the first page hereof.

(2)	In the case of registered mail, any notice or other communication will be deemed to be received on the fourth Business Day following the day of mailing, provided there is no Postal Interruption at the time of mailing or at any time during the five days either preceding or following the day of mailing, in which case any such notice or communication will be deemed to be received only upon actual receipt thereof.

(3)	Any party hereto may, from time to time, modify or change its address by providing written notice to the other party in accordance with this Section 16, and thereafter the address as modified or changed will be deemed to be the address of the person specified above.

Section 17	Severability

If any portion of a provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever:

(1)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and

(2)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

Section 18	Proper Law and Attornment

(1)	This Agreement and all matters arising herein or therefrom, including the capacity, form, essentials and performance of this Agreement, will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

(2)	Each of the parties, by the execution and delivery of this Agreement, irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, attorns, submits to and accepts, for itself and in respect of its assets, the jurisdiction of the courts of the Province of British Columbia.

Section 19	Modifications and Waivers

(1)	No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the parties hereto.

(2)	This Agreement and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by reason of any waiver, extension of time or indulgence by the Indemnitees of any breach or default in performance by the Company of any terms, covenants or conditions of this Agreement, nor will any waiver, indulgence or extension of time constitute a waiver of:

(a)	any other provisions hereof (whether or not similar), or

(b)	any subsequent or continuing breach or non-performance,

nor will the failure by the Indemnitees to assert any of their rights or remedies hereunder in a timely fashion be construed as a waiver or acquiescence or affect the Indemnitees’ right to assert any such right or remedy thereafter.

Section 20	Entire Agreement

This Agreement will supersede and replace any and all prior or contemporaneous agreements between the parties concerning the subject matter hereof (except any written agreement of employment between the Company or an Affiliate and the Indemnified Party, which agreement of employment, if in existence, will remain in full effect except to the extent augmented or amended herein) and discussions between the parties hereto respecting the matters set forth herein, and will constitute the entire agreement between the parties hereto with respect to the matters set forth herein.

Section 21	Successors and Assigns

This Agreement will be binding upon and enure to the benefit of the Company, its successors and assigns, and also the Indemnified Party, his heirs and personal or other legal representatives.

Section 22	Further Assurances

Each of the parties hereto will at all times and from time to time hereafter and upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, documents, assurances and things as may be reasonably required for more effectually implementing and carrying out the provisions and the intent of this Agreement.

Section 23	Interpretation

(1)	Headings will not be used in any way in construing or interpreting any provision hereof.

(2)	Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

(3)	Words such as herein, therefrom and hereinafter reference and refer to the whole Agreement, and are not restricted to the clause in which they appear.

Section 24	Independent Legal Advice

The Indemnified Party acknowledges that the Indemnified Party has been advised by the Company to obtain independent legal advice with respect to entering into this Agreement, that the Indemnified Party has obtained such independent legal advice or has expressly waived obtaining such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof and with full capacity to do so.

Section 25	Arbitration

In the event of a dispute or claim hereunder which does not involve a party seeking a court injunction, that dispute will promptly be referred to and finally resolved by arbitration by a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia). The place of arbitration will be Vancouver, British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

LIBERTY DEFENSE HOLDINGS, LTD

By:
Name:
Title:

Name: